Exhibit 99

Contact:	Timothy M. MacPhee
Vice President of Investor Relations

Telephone:	(978) 688-1811
Fax:	(978) 688-2976

Watts Water Technologies Announces Departure

of Chief Executive Officer

North Andover, MA., January 9, 2014 — Watts Water Technologies, Inc. (NYSE: WTS) today announced that David J. Coghlan has resigned from his positions as President, Chief Executive Officer and Director of the Company and that the Board of Directors has named Dean P. Freeman, currently the Company’s Executive Vice President and Chief Financial Officer, as interim President and Chief Executive Officer.  Mr. Coghlan is leaving the Company to become a partner in a private investment firm but will remain with the Company in a non-executive advisory role through the end of January to assist with the transition.  The Board of Directors has retained the firm of Crist Kolder Associates to conduct a search for the Company’s next Chief Executive Officer, which will include assessment of internal as well as external candidates.

Having served as the Company’s Executive Vice President and Chief Financial Officer since 2012, Mr. Freeman has overseen all of the Company’s global financial matters.  During his tenure with the Company, Mr. Freeman has played a key role, along with the global management team, in defining and driving the Company’s growth strategy.  Since Mr. Freeman joined the Company as Chief Financial Officer, the Company has expanded its revenue growth, strengthened its market position and seen improved shareholder returns.  Mr. Freeman will retain his responsibilities as Chief Financial Officer during the period in which he serves as interim President and Chief Executive Officer.

“We regretfully accept David’s resignation and thank him for his service to the Company and wish him well in his new career,” said John McGillicuddy, the Company’s Chairman of the Board.  “Watts Water is a strong company and we have a strong transitional leadership plan that will continue to focus our efforts on driving the Company’s strategic plan for growth, operational excellence and One Watts Water.  As we move forward, we are pleased to have a proven leader with Dean’s strong credentials to act as our interim Chief Executive Officer.”

Mr. Coghlan said, “I am very proud of the progress we have made and the results we have achieved in my years with the Company.  Watts Water has a very talented leadership team supported by a dedicated and customer-focused workforce and I believe it is well positioned for a strong future.  I have had the pleasure of getting to know Dean Freeman over the past year and I believe he is a proven business leader and I fully support his selection as interim Chief Executive Officer.”

Mr. Freeman said, “It is an honor to be asked by the Board of Directors to serve as the Company’s interim Chief Executive Officer and it is my goal to continue to move the Company forward by executing on the Company’s existing strategic plan of growth, operational excellence and One Watts Water.”

Dean P. Freeman joined our Company in October 2012 and was appointed Executive Vice President and Chief Financial Officer in November 2012.  Mr. Freeman previously served as Senior Vice President of Finance and Treasurer of Flowserve Corporation from October 2009 to October 2011.  Also while at Flowserve, Mr. Freeman served as Vice President, Finance and Chief Financial Officer of the Flowserve Pump Division from 2006 to October 2009.  Flowserve is a leading global provider of fluid motion and control products and services, producing engineered and industrial pumps, seals and valves as well as a range of related flow management services.  Prior to Flowserve, Mr. Freeman served as Chief Financial Officer, Europe for The Stanley Works Corporation.  Mr. Freeman also served in financial executive and management roles of progressive responsibility with United Technologies Corporation and SPX Corporation.

Watts Water Technologies, Inc., through its subsidiaries, is a world leader in the manufacture of innovative products to control the efficiency, safety, and quality of water within residential, commercial, and institutional applications. Watts Water’s expertise in a wide variety of water technologies enables Watts Water to be a comprehensive supplier to the water industry.

This Press Release includes statements that are not historical facts and are considered forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect Watts Water Technologies’ current views about future results of operations and other forward-looking information. In some cases you can identify these statements by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should” and “would” or similar words. You should not rely on forward-looking statements because Watts’ actual results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to, the following: execution of our strategic plan for growth; the effectiveness of our operational excellence initiatives and cost recovery actions; the current economic and financial condition, which can affect levels of housing starts and remodeling, affecting the markets where the Company’s products are sold, manufactured, or marketed; shortages in and pricing of raw materials and supplies; difficulties in converting lead free products; loss of market share through competition; introduction of competing products by other companies; pressure on prices from competitors, suppliers, and/or customers; changes in variable interest rates on Company borrowings; identification and disclosure of material weaknesses in our internal control over financial reporting; failure to expand our markets through acquisitions; failure or delay in developing new products; lack of acceptance of new products; failure to manufacture products that meet required performance and safety standards; foreign exchange rate fluctuations; cyclicality of industries, such as plumbing and heating wholesalers and home improvement retailers, in which the Company markets certain of its products; environmental compliance costs; product liability costs; the results and timing of the Company’s manufacturing restructuring plan; changes in the status of current litigation; and other risks and uncertainties discussed under the heading “Item 1A. Risk Factors” and in Note 14 of the Notes to the Consolidated Financial Statements in the Watts Water Technologies, Inc. Annual Report on Form 10-K for the year ended December 31, 2012 filed with the Securities Exchange Commission and other reports Watts files from time to time with the Securities and Exchange Commission. Watts does not intend to, and undertakes no duty to, update the information contained in this Press Release, except as required by law.